EX-99.e.1.ii

AMENDMENT NO. 1

TO SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

AS OF OCTOBER 1, 2013

     This Schedule to the Distribution Agreement between Delaware Group Limited-Term Government Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee
		(per annum	Rate (per
		of the Series’	annum of the
Series Name	Class Names	average daily	Series’	Effective Date
		net assets	average daily
		represented	net assets
		by shares of	represented
		the Class)	by shares of
the Class)
Delaware Limited-Term	Class A	.25%		April 19, 2001
Diversified Income Fund
	Class B	1.00%	.25%	April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC.,
General Partner

By:	/s/ J. Scott Coleman
Name: J. Scott Coleman
Title: President
DELAWARE GROUP LIMITED-TERM
GOVERNMENT FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President